PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
(804) 217-5897
DYNEX CAPITAL, INC. REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS
Net loss per common share of $(0.13), core net operating income per common share of $0.27 and book value per common share of $8.59
GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its financial results today. GAAP net loss to common shareholders was $(6.9) million, or $(0.13) per common share for the third quarter of 2013 versus net income of $18.4 million, or $0.34 per common share for the third quarter of 2012. Net loss to common shareholders for the third quarter of 2013 includes loss on derivative instruments, net of $24.0 million as a result of a decline in interest rates during the quarter. The Company elected to discontinue hedge accounting for its derivative instruments effective June 30, 2013. As such, changes in market value of the Company's interest rate swaps are now recorded in net income instead of other comprehensive income. Core net operating income to common shareholders (a non-GAAP financial measure) was $14.9 million for the third quarter of 2013, or $0.27 per common share, versus $14.7 million, or $0.27 per common share for the third quarter of 2012. The Company is reporting core net operating income for the first time in this earnings release due to management's decision to discontinue hedge accounting for its derivative instruments and to present important information about the Company's results and operating performance to its shareholders. See "Use of Non-GAAP Financial Measures" for more information on this and other non-GAAP measures discussed in this release. The Company also reported book value per common share of $8.59 at September 30, 2013 versus $8.94 at June 30, 2013.
Quarterly Highlights

($ in thousands, except per share amounts)		3Q2013		2Q2013		3Q2012
Net interest income after provision		$22,948		$22,444		$18,990
(Loss) gain on derivative instruments, net		$(24,019)		$11,353		$(333)
(Loss) gain on sale of investments, net		$(825)		$2,031		$3,480
General and administrative expenses		$(3,629)		$(3,795)		$(3,090)
Net (loss) income to common shareholders		$(6,921)		$29,442		$18,353
Net (loss) income per common share		$(0.13)		$0.54		$0.34
Core net operating income to common shareholders (1)		$14,885		$16,330		$14,746
Core net operating income per common share (1)		$0.27		$0.30		$0.27
Return on average common equity (annualized)		(5.7)%		21.0%		13.6%
Adjusted return on average common equity (annualized) (1)		12.3%		11.7%		10.9%
Dividend per common share		$0.27		$0.29		$0.29
Book value per common share, end of period		$8.59		$8.94		$10.31
Interest earnings assets, end of period		$4,202,846		$4,627,188		$4,316,247
Average interest earning assets		$4,371,485		$4,565,733		$3,729,124
Average interest bearing liabilities		$(3,859,653)		$(4,068,830)		$(3,296,830)
Net interest spread		1.94%		1.75%		2.00%
Adjusted net interest spread (1)		1.65%		1.72%		1.98%
Portfolio CPR (excluding CMBS IO)		19.5%		21.0%		18.7%
Debt to shareholders' equity ratio, end of period	6.4	x	6.8	x	6.1	x
(1) Core net operating income to common shareholders (including on a per share basis), adjusted return on average common equity, and adjusted net interest spread are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures are provided as a supplement to this release.
Management Remarks
Mr. Thomas Akin, Chairman and Chief Executive Officer, commented, "We reported core net operating income of $0.27 per common share which matched our dividend and demonstrates the consistency of our portfolio cash flow.  While we experienced a decline in book value during the quarter, this was attributable to a continuation of the extreme market volatility during the last several quarters and does not alter our commitment to our investment strategy or our execution.  With the steeper yield curve, we expect to benefit from an improving credit environment and slower prepayments and a portfolio which continues to roll down the yield curve."
Mr. Byron Boston, President and Chief Investment Officer commented, "Versus the last five years, the global market environment has changed and the potential for higher volatility has materially increased. As an example, the changing and unpredictable nature of monetary and fiscal policy resulted in a major sell-off and subsequent major rally in interest rates over the last two quarters. Given this environment and in order to reduce risk to our shareholders, during the third quarter we added interest rate hedges and de-leveraged the Company principally by not investing prepayments. With the addition of hedges early in the quarter, we reduced our risk from higher interest rates on the mid-point and long-end of the yield curve. Subsequent to quarter end, we terminated interest rate swaps with a combined notional of $765.0 million, the majority of which were maturing through 2015, in order to increase our duration on the short end of the yield curve. For the fourth quarter we expect this will result in a net increase of $2.2 million in core net operating income. As we look out over the next couple of quarters, we will continue to make strategic moves to optimally manage our business through this environment."

Market Information
The following table provides various interest rates and credit spreads on assets (expressed in basis points) owned by the Company as well as other market credit spreads as of September 30, 2013, June 30, 2013 and March 31, 2013 (based on Company estimates):

	September 30, 2013	June 30, 2013	March 31, 2013
2 year vs. 10 year Treasury spread	230	218	166
Hybrid ARM 5/1 (2.0% coupon) spread to Treasuries	40	45	18
Hybrid ARM 10/1 (2.5% coupon) spread to Treasuries	80	75	34
Agency CMBS spread to interest rate swaps	72	92	59
'A'-rated CMBS spread to interest rate swaps	255	287	205
Agency CMBS IO spread to Treasuries	200	200	115
IG Index spread to Treasuries	166	165	154
HY Index spread to Treasuries	531	537	501
CMBX.NA.A.6 (2012 'A'-rated)	270	254	200
Book Value Per Common Share
Book value per common share was $8.59 at September 30, 2013, representing a decline of $(0.35) per common share, or (4)%, from June 30, 2013 and $(1.71) per share, or (17)%, from December 31, 2012. Book value changes in the quarter were principally the result of the net loss to common shareholders of $(0.13), which includes a net loss on derivative investments of $(24.0) million from changes in fair value on interest rate swaps and Eurodollar contracts during the period. The following table reconciles the changes in the Company's book value per common share from June 30, 2013 to September 30, 2013 (changes in book value per common share due to changes in interest rates and changes in credit spreads are based on Company estimates):

Book value per common share, June 30, 2013	$8.94
Impact of earnings per common share, excluding loss on derivative investments, net (1)	0.31
Dividends per common share	(0.27)
Changes in book value per common share due to changes in interest rates	(0.27)
Changes in book value per common share due to changes in credit spreads	(0.21)
Reclassification of realized loss from AOCI for MBS sold during the quarter	0.02
Amortization of AOCI due to de-designated cash flow hedges	0.05
Stock transactions	0.02
Book value per common share, September 30, 2013	$8.59
(1) For the three months ended September 30, 2013, net loss per common share of $(0.13) on the Company's consolidated statement of operations includes $(0.44) related to loss on derivative instruments, net. This loss on derivative instruments, net is due to changes in interest rates and is included in "changes in book value per common share due to changes in interest rates" in the table.
Investments
During the third quarter the Company's investment portfolio declined by approximately $415.8 million on an amortized cost basis from sales of $141.0 million, payments of $256.8 million, and $32.3 million in premium amortization offset by purchases with an amortized cost of $14.3 million. The following tables present certain information for the Company's MBS portfolio by category as of and for the periods indicated:

	As of September 30, 2013					3Q2013
($ in thousands)	Par Balance (Notional for CMBS IO)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
Agency MBS:
RMBS	$2,723,084	$162,370	$2,885,454	$2,829,047	3.26%	1.98%
CMBS	287,109	21,253	308,362	322,203	5.29%	3.56%
CMBS IO	9,682,065	466,494	466,494	475,608	0.89%	4.40%
Total (1)	$3,010,193	$650,117	$3,660,310	$3,626,858		2.42%

Non-Agency MBS:
RMBS	$14,972	$351	$14,621	$14,588	4.58%	4.86%
CMBS	381,342	17,213	364,129	374,749	5.52%	5.80%
CMBS IO	2,857,343	123,172	123,172	125,549	0.87%	4.45%
Total (1)	$396,314	$140,736	$501,922	$514,886		5.45%

Total MBS portfolio:	$3,406,507	$790,853	$4,162,232	$4,141,744		2.78%
(1) Par balances of investments exclude notional amounts of CMBS IO.
(2) Weighted average yield is based on weighted average amortized cost of investments for the quarter.

The following table presents the weighted average coupon by weighted average months-to-reset ("MTR") for the variable-rate portion of our Agency RMBS based on par value as of September 30, 2013 and December 31, 2012:

	September 30, 2013		December 31, 2012
($ in thousands)	Par Balance	WAVG Coupon	Par Balance	WAVG Coupon
0-12 MTR	$486,752	2.91%	$523,711	3.94%
13-24 MTR	305,266	3.80%	105,372	4.41%
25-36 MTR	116,072	3.98%	194,814	3.82%
37-48 MTR	216,798	4.03%	155,660	4.38%
49-60 MTR	423,791	3.39%	315,499	3.85%
60-72 MTR	179,479	2.95%	468,188	3.34%
73-84 MTR	5,767	4.54%	151,911	3.10%
85-108 MTR	679,980	3.23%	301,450	3.61%
109-132 MTR	290,077	2.47%	189,309	3.05%
	$2,703,982	3.26%	$2,405,914	3.69%
As shown in the table below, prepayment speeds as measured by the weighted average of actual constant prepayment rates ("CPRs") on Agency RMBS declined from 25.7% for the second quarter of 2013 to 23.8% for the third quarter. CPRs on Agency RMBS further declined in October to 14.8%. Premium amortization expense on Agency RMBS for the third quarter of 2013 was $7.9 million versus $8.9 million in the second quarter of 2013.

Premium amortization expense on Agency RMBS declined by $1.0 million as a result of the decline in prepayments on an actual and forecasted basis compared to the second quarter of 2013. The following table presents the CPRs for the Company's Agency MBS for the periods presented:

	3Q2013	2Q2013	1Q2013	4Q2012
Agency RMBS	23.8%	25.7%	24.8%	24.3%
Agency CMBS	0.0%	0.0%	0.0%	0.0%
Total weighted average (1)	21.5%	23.2%	22.0%	21.5%

(1) CPRs for CMBS IO are not calculated and therefore are not reported. If CPRs for CMBS IO were included, the total weighted averages above would be lower.

Information related to the credit ratings for the Company's non-Agency MBS as of September 30, 2013 is as follows:

	Fair Value			Weighted average % of total
($ in thousands)	RMBS	CMBS	CMBS IO
AAA	$—	$65,568	$123,993	36.8%
AA	—	44,221	1,556	8.9%
A	278	224,800	—	43.7%
Below A or not rated	14,310	40,160	—	10.6%
	$14,588	$374,749	$125,549	100.0%
Investment Performance
The following table provides information on the performance of the Company's investments for the periods indicated:

($ in thousands)	3Q2013	2Q2013	3Q2012
Agency MBS:
Weighted average effective yield (1)	2.42%	2.43%	2.63%
Average balance	$3,790,071	$3,903,717	$3,109,770
Average balance of financing	$(3,396,095)	$(3,520,250)	$(2,815,949)

Non-Agency MBS:
Weighted average effective yield (1)	5.45%	5.39%	5.67%
Average balance	517,997	$596,506	$533,536
Average balance of financing	$(427,900)	$(511,034)	$(427,487)

Securitized mortgage loans and other investments:
Weighted average effective yield (1)	5.36%	5.44%	5.31%
Average balance	$63,417	$65,510	$85,818
Average balance of financing	$(35,658)	$(37,546)	$(53,394)

Total investments:
Weighted average effective yield (1)	2.82%	2.86%	3.12%
Weighted average effective borrowing rates (2)	(1.17)%	(1.14)%	(1.14)%
Adjusted net interest spread (2)	1.65%	1.72%	1.98%
Average interest earning assets	$4,371,485	$4,565,733	$3,729,124
Average interest bearing liabilities	$(3,859,653)	$(4,068,830)	$(3,296,830)

(1) Weighted average effective yield is based on the average balance of investments which is calculated using daily amortized cost and excludes notional amounts of CMBS IO. Recalculation of weighted average effective yields may not be possible using data provided because certain income items of a one-time nature are not annualized for the calculation.  An example of such a one-time item is the retrospective adjustments of discount and premium amortizations arising from adjustments of effective interest rates.
(2) Weighted average effective borrowing rates and adjusted net interest spread are non-GAAP measures. See reconciliation in supplemental schedule to this release.

Our adjusted net interest spread declined 0.07% in the third quarter of 2013 compared to the second quarter of 2013 due to a lower annualized yield earned on our investments and higher effective borrowing costs for our liabilities. Our weighted average annualized yield on investments declined for the third quarter of 2013 compared to the second quarter of 2013 primarily because the investments we sold were higher yielding CMBS and CMBS IO, causing our lower yielding RMBS investments to increase as a percentage of our total portfolio. Our weighted average effective borrowing costs increased for the third quarter of 2013 compared to the second quarter of 2013 because we economically hedged a larger percentage of our repurchase agreement borrowings during the third quarter of 2013 (44.1%) compared to the second quarter (40.6%). Offsetting the decline in our adjusted net interest spread, lower premium amortization on Agency RMBS of $1.0 million for the third quarter of 2013 compared to the second quarter had a favorable impact of 0.12% on net interest spread for the entire MBS portfolio.
Repurchase Agreement Borrowings
The following table presents the Company’s repurchase agreements as of September 30, 2013 by fair value and type of securities pledged as collateral to the repurchase agreements:

($ in thousands)	Balance	Weighted Average Rate	Fair Value of Collateral Pledged
Agency RMBS	$2,634,120	0.41%	$463,894
Agency CMBS	234,633	0.39%	294,556
Agency CMBS IOs	377,977	1.17%	2,721,562
Non-Agency RMBS	10,932	1.80%	13,616
Non-Agency CMBS	298,548	1.29%	364,977
Non-Agency CMBS IO	97,584	1.68%	125,539
Securitization financing bonds	21,403	1.60%	24,853
Deferred costs	(347)	n/a	n/a
	$3,674,850	0.59%	$4,008,997
The combined weighted average original term to maturity for the Company’s repurchase agreements was 91 days as of September 30, 2013 and 57 days as of December 31, 2012. The Company has been able to extend the maturity dates for its repurchase agreements due to it discontinuation of hedge accounting under GAAP.
Hedging Activities
The Company uses pay-fixed interest rate swaps and Eurodollar contracts to mitigate its exposure to changes in interest rates. The Company began adding Eurodollar contracts in the third quarter of 2013 after discontinuing the use of hedge accounting in the second quarter of 2013. The following table summarizes the weighted average notional balance of the Company's interest rate derivatives that will be effective for the period indicated:

($ in thousands)	Interest Rate Swaps	Eurodollar Contracts	Total Weighted-Average Notional	Weighted-Average Rate (1)
Effective 4Q2013	$1,542,000	$44,444	$1,586,444	1.55%
Effective 2014	1,333,496	250,000	1,583,496	1.51%
Effective 2015	1,135,792	551,183	1,686,975	1.55%
Effective 2016	881,959	1,275,623	2,157,582	1.89%
Effective 2017	732,610	1,142,500	1,875,110	2.52%
Effective 2018	649,185	766,111	1,415,296	2.93%
Effective 2019	313,223	624,695	937,918	3.61%
Effective 2020	241,277	441,277	682,554	3.79%
Effective 2021	230,000	—	230,000	2.27%
Effective 2022	230,000	—	230,000	2.27%
Effective 2023	188,690	—	188,690	2.25%
Effective 2024	38,874	—	38,874	2.18%
(1) Weighted average rate is based on the weighted average notional outstanding.
The following table details the components of the Company's loss on derivative instruments, net for the third quarter of 2013:

($ in thousands)	Gain on terminations, net	Periodic Interest (Costs) Income	Change in fair value of derivative instruments, net	Total Loss Recognized in Income
Interest rate swaps	$698	$(5,476)	$(1,447)	$(6,225)
Eurodollar contracts	102	5	(17,901)	(17,794)
Loss on derivative instruments, net	$800	$(5,471)	$(19,348)	$(24,019)

Stock Activity
During the third quarter of 2013, the Company repurchased 751,456 shares of its common stock at an average price of $7.92 per share. In November 2012, the Board of Directors authorized the Company to repurchase up to $50 million in common stock through December 31, 2014. Including the purchases made in the third quarter, the Company has authorization remaining to repurchase up to an additional $43.1 million.
Capital Allocation
The following table summarizes the allocation of the Company's shareholders' equity capital as of September 30, 2013 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity
Agency MBS	$3,626,858	$3,246,474	$380,384	65.5%
Non-Agency MBS	514,886	414,797	100,089	17.2%
Securitized mortgage loans	59,797	34,727	25,070	4.3%
Other investments	1,305	—	1,305	0.2%
Derivative instruments	12,908	20,837	(7,929)	(1.4)%
Cash and cash equivalents	39,608	—	39,608	6.8%
Restricted cash	15,849	—	15,849	2.7%
Other assets/other liabilities	48,433	21,768	26,665	4.7%
	$4,319,644	$3,738,603	$581,041	100.0%

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for derivative instruments represents the fair value of the interest rate swap agreements in a liability position.

Conference Call
As previously announced, the Company's quarterly conference call to discuss the third quarter results is 11:00 a.m. ET on November 5, 2013. Interested investors may access the call by dialing 1-888-317-6016 or by accessing the webcast, the link for which is provided under “Investor Relations/IR Highlights” on our website (www.dynexcapital.com). A slide presentation will accompany the webcast and will also be available one hour prior to the call at the same location on our website.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies including the use of specific financing and hedging instruments and the future impacts of these strategies, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with and furnished to the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes the following non-GAAP financial measures: core net operating income to common shareholders, adjusted return on average common equity, effective borrowing costs, and adjusted net interest spread. Management uses these non-GAAP financial measures in its internal analysis of results and operating performance and believes these measures may be important to investors and present useful information about the Company's performance.
Core net operating income to common shareholders equals GAAP net income to common shareholders adjusted for amortization of accumulated other comprehensive loss on de-designated interest rate swaps included in GAAP interest expense, change in fair value of derivative instruments, gains and losses on terminated derivative instruments, gains and losses on sales of investments, and fair value adjustments on investments not classified as available for sale. Adjusted return on average common equity equals core net operating income to common shareholders divided by average common equity for the respective period. Effective borrowing costs equals GAAP interest expense excluding the amortization of accumulated other comprehensive loss on de-designated interest rate swaps plus net periodic costs on interest rate derivatives (including accrued amounts) which are not already included in GAAP interest expense. Adjusted net interest spread equals average annualized yields on investments less effective borrowing rates. Schedules reconciling these non-GAAP financial measures to GAAP are provided as a supplement to this release.
The Company believes these non-GAAP financial measures are useful because they provide investors greater transparency to the information used by management in its financial and operational decision-making processes. The Company also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, particularly those competitors that continue to use hedge accounting in reporting their financial results, as well as to the Company's performance in periods prior to discontinuing hedge accounting. However, because these non-GAAP financial measures exclude certain items used to compute GAAP net income to common shareholders and GAAP interest expense, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of income (loss). In addition, because not all companies use identical calculations, the Company's presentation of core net operating income, adjusted return on average common equity, effective borrowing costs and adjusted net interest spread may not be comparable to other similarly-titled measures of other companies.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	September 30, 2013	December 31, 2012
ASSETS	(unaudited)
Mortgage-backed securities, at fair value (including pledged of $4,013,556 and $3,967,134, respectively)	$4,141,744	$4,103,981
Securitized mortgage loans, net	59,797	70,823
Other investments, net	1,305	858
	4,202,846	4,175,662
Cash and cash equivalents	39,608	55,809
Restricted cash	15,849	—
Derivative assets	12,908	—
Principal receivable on investments	18,267	17,008
Accrued interest receivable	22,167	23,073
Other assets, net	7,999	8,677
Total assets	$4,319,644	$4,280,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,674,850	$3,564,128
Non-recourse collateralized financing	21,148	30,504
Derivative liabilities	20,837	42,537
Accrued interest payable	2,433	2,895
Accrued dividends payable	16,632	16,770
Other liabilities	2,703	6,685
Total liabilities	3,738,603	3,663,519

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding ($57,500 aggregate liquidation preference)	55,407	55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding($56,250 aggregate liquidation preference)	54,251	—
Common stock, par value $.01 per share, 200,000,000 shares authorized; 54,426,049 and 54,268,915 shares issued and outstanding, respectively	544	543
Additional paid-in capital	761,862	759,214
Accumulated other comprehensive income (loss)	(34,363)	52,511
Accumulated deficit	(256,660)	(250,965)
Total shareholders' equity	581,041	616,710
Total liabilities and shareholders’ equity	$4,319,644	$4,280,229

Book value per common share	$8.59	$10.30

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income:
Mortgage-backed securities	$30,820	$27,254	$95,827	$77,236
Securitized mortgage loans	832	1,299	2,659	4,330
Other investments	14	21	52	405
	31,666	28,574	98,538	81,971
Interest expense:
Repurchase agreements	8,477	9,166	29,860	23,673
Non-recourse collateralized financing	241	308	760	1,043
	8,718	9,474	30,620	24,716

Net interest income	22,948	19,100	67,918	57,255
Provision for loan losses	—	(110)	(261)	(170)
Net interest income after provision for loan losses	22,948	18,990	67,657	57,085

Loss on derivative instruments, net	(24,019)	(333)	(12,683)	(907)
(Loss) gain on sale of investments, net	(825)	3,480	2,597	6,418
Fair value adjustments, net	150	297	(590)	778
Other income (expense), net	748	(177)	761	350
General and administrative expenses:
Compensation and benefits	(2,282)	(1,699)	(6,948)	(5,276)
Other general and administrative	(1,347)	(1,391)	(4,284)	(3,959)
Net (loss) income	(4,627)	19,167	46,510	54,489
Preferred stock dividends	(2,294)	(814)	(5,608)	(814)
Net (loss) income to common shareholders	$(6,921)	$18,353	$40,902	$53,675

Weighted average common shares:
Basic	54,904	54,367	54,728	52,752
Diluted	54,904	54,368	54,728	52,752
Net (loss) income per common share:
Basic	$(0.13)	$0.34	$0.75	$1.02
Diluted	$(0.13)	$0.34	$0.75	$1.02
Dividends declared per common share	$0.27	$0.29	$0.85	$0.86

DYNEX CAPITAL, INC.
RECONCILIATION OF GAAP NET (LOSS) INCOME TO COMMON SHAREHOLDERS
TO CORE NET OPERATING INCOME TO COMMON SHAREHOLDERS
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
GAAP net (loss) income to common shareholders	$(6,921)	$29,442	$18,353
Amortization of de-designated cash flow hedges (1)	2,583	—	—
Change in fair value on derivative instruments, net	19,348	(11,681)	170
Gain on terminations of derivative instruments, net	(800)	—	—
Loss (gain) on sale of investments	825	(2,031)	(3,480)
Fair value adjustments, net	(150)	600	(297)
Core net operating income to common shareholders	$14,885	$16,330	$14,746

Core net operating income to common shareholders per share	$0.27	$0.30	$0.27
Average common equity during the period	$484,356	$560,449	$542,352
ROAE, calculated using annualized GAAP net (loss) income	(5.7)%	21.0%	13.5%
Adjusted ROAE, calculated using annualized core net operating income	12.3%	11.7%	10.9%
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

DYNEX CAPITAL, INC.
RECONCILIATION OF GAAP INTEREST EXPENSE TO EFFECTIVE BORROWING COSTS
AND OF GAAP NET INTEREST SPREAD TO ADJUSTED NET INTEREST SPREAD
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
	Amount	Yield	Amount	Yield	Amount	Yield
GAAP interest income	$31,666	2.82%	$33,890	2.86%	$28,574	3.12%
GAAP interest expense	8,718	0.88%	11,446	1.11%	9,474	1.12%
Net interest income/spread	$22,948	1.94%	$22,444	1.75%	$19,100	2.00%

GAAP interest expense	$8,718	0.88%	$11,446	1.11%	$9,474	1.12%
Amortization of de-designated cash flow hedges (1)	(2,583)	(0.26)%	—	—%	—	—%
Net periodic costs on interest rate derivatives (2)	5,471	0.55%	328	0.03%	163	0.02%
Effective borrowing costs	$11,606	1.17%	$11,774	1.14%	$9,637	1.14%

Adjusted net interest income/spread	$20,060	1.65%	$22,116	1.72%	$18,937	1.98%
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.
(2) Amount equals the net interest payments (including accrued amounts) related to interest rate derivatives during the period which are not already included in "interest expense" in accordance with GAAP.